Exhibit 99.3

PRO FORMA FINANCIAL INFORMATION OF SUNOCO LP

The summary pro forma financial information presented below is derived from our unaudited pro forma combined financial statements. The pro forma financial information gives effect to (i) the consummation of our acquisitions of Mid-Atlantic Convenience Stores, LLC in October 2014 and Aloha Petroleum, Ltd. in December 2014 and the related financings and (ii) the consummation of our acquisition of Sunoco LLC and the related financing with a combination of debt and the issuance to ETP Retail of 795,482 million common units representing limited partner interests in us. The unaudited pro forma financial information is based on certain assumptions and do not purport to be indicative of the results which actually would have been achieved if the proposed transactions listed above had been consummated on the dates indicated or of results that may be achieved in the future.

Other Financial Data:
Adjusted EBITDA attributable to Sunoco LP(1)	31,695		51,884		122,313		307,218
Distributable cash flow attributable to Sunoco LP(1)	10,457		47,678		92,488		193,517
Ratio of earnings to fixed charges	11.92	x	9.47	x	4.38	x	2.52	x
Operating Data:
Total motor fuel gallons sold	1,449,946		1,571,034		2,011,963		4,145,415
Average motor fuel gross profit per gallon	2.8	¢	3.7	¢	7.0	¢	9.6	¢

(1)	We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items, including adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense, current income tax expense, maintenance capital expenditures and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP. The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Historical				Pro Forma
	Predecessor			Combined
	January 1, 2012	September 25, 2012	Year Ended		Year Ended
	through September 24, 2012	through December 31, 2012	December 31, 2013	2014	December 31, 2014
	(in thousands)
				(unaudited)	(unaudited)
Net income	$8,420	$9,150	$37,027	$57,786	$120,215
Depreciation, amortization and accretion	5,735	1,296	8,687	26,955	108,014
Interest expense, net	269	540	3,471	14,329	80,452
Income tax expense (benefit)	4,809	224	440	2,352	12,158

EBITDA	19,233	11,210	49,625	101,422	320,839
Non-cash compensation expense	810	101	1,935	6,080	7,128
Loss on disposal of assets and impairment charge	229	112	324	2,631	717
Unrealized gains on commodity derivatives	—	—	—	(1,433)	(932)
Inventory fair value adjustments	—	—	—	13,613	189,818

Adjusted EBITDA	$20,272	$11,423	$51,884	$122,313	$517,570

Adjusted EBITDA attributable to noncontrolling interest	—	—	—	—	(210,352)
Adjusted EBITDA attributable to Sunoco LP	$20,272	$11,423	$51,884	$122,313	$307,218

Cash interest expense		439	3,090	12,029	76,464
Income tax expense (current)		71	302	3,275	13,081
Maintenance capital expenditures		456	814	5,196	16,917
MACS acquisition adjustment(a)		—	—	8,282	8,282
Earnings attributable to noncontrolling interest		—	—	1,043	(1,043)

Distributable cash flow attributable to Sunoco LP		$10,457	$47,678	$92,488	$193,517

(a)	Adjustment includes MACS’ recasted results of operations for the period September 1, 2014 through September 30, 2014 (the date of common control), as further adjusted for depreciation, amortization and accretion, interest expense, income tax expense and other non-cash items, in accordance with the Adjusted EBITDA definition.